Exhibit 99.1

AMERICAN FINANCE TRUST announces 95% rent collected in fourth quarter; over $60 million of fourth quarter acquisitions

NEW YORK –January 7, 2021 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) announced today that it collected 95% of the original cash rent due for the fourth quarter of 2020 as of January 5, 2021, including 98% of the original cash rent due in the Company’s single-tenant portfolio. The Company also announced that it had acquired 35 properties for $61.3 million1 during the fourth quarter. Fourth quarter acquisitions consisted primarily of necessity retail assets and the acquisitions had a weighted-average cap rate2 of 9.2% and a weighted average remaining lease term3 of 9.4 years.

“As anticipated, we collected substantially all of the original cash rent due across the portfolio and marked another quarter of strong results” said Michael Weil, CEO of AFIN. “Our single-tenant portfolio remained excellent with 98% of rent collected while our multi-tenant portfolio improved to 87% during the quarter. We are also pleased to resume our acquisition program, closing on over $60 million of necessity and service-oriented retail assets in the fourth quarter, bringing our total 2020 acquisitions to $218 million1. The portfolio has been intentionally constructed and has performed brilliantly throughout a very challenging year.”

Acquisitions

During the fourth quarter, the Company acquired 35 properties for an aggregate contract purchase price of $61.3 million at a weighted-average cash cap rate4 of 8.6% and a weighted-average cap rate of 9.2% with a weighted average remaining lease term of 9.4 years. For the year ended December 31, 2020, the Company acquired 107 properties for an aggregate contract purchase price of $218.3 million at a weighted-average cash cap rate of 7.9% and a weighted-average cap rate of 8.6%.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of AFIN’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, on AFIN, AFIN’s tenants and the global economy and financial markets and that the information about rent collections includes additional rent collected with respect to fourth quarter 2020 as compared to previously reported information due to ongoing collection efforts and fourth quarter rent collections may not be indicative of any future period, as well as those set forth in the Risk Factors section of AFIN’s most recent Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020, AFIN’s most recent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, filed on May 7, 2020, August 6, 2020, and November 5, 2020, respectively, and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

1.	Represents the contract purchase price and excludes acquisition costs that are capitalized per GAAP.

2.	Weighted average capitalization rate is calculated by dividing the annualized straight-line rental income the property is expected to generate and the purchase price of the property. Weighted average capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. The weighted average capitalization rate is based upon square feet.

3.	The weighted average remaining lease term is based on rentable square feet as of the acquisition date.

4.	Cash capitalization rate is calculated by dividing the annualized cash rental income the property is expected to generate and the purchase price of the property. For acquisitions, cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. Weighted average cash capitalization rate is based upon square feet.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063